Exhibit 99


AT THE COMPANY:                     AT THE FINANCIAL RELATIONS BOARD:
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Geary Cotton                          Karen Griffiths-General Information
Chief Financial Officer               Lynn Sawyer-Landau-Analyst Information
(561) 241-9400, Ext. 1500             (212) 661-8030


For Immediate Release
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     REXALL SUNDOWN'S BOARD AUTHORIZES $100 MILLION SHARE REPURCHASE PROGRAM
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Boca Raton, Florida -- September 29, 1998 -- Rexall Sundown, Inc. (Nasdaq: RXSD)
today announced that its Board of Directors has authorized a share repurchase program, which will allow the Company to buy up to $100 million of its common stock.

Under the terms of the program, which has no expiration date, the Company expects to buy shares from time to time in the open market or in privately negotiated transactions, depending on market conditions and other factors. At yesterday's closing price of $16 1/4, the repurchase program would allow the Company to buy approximately 8.5% of the total common stock outstanding or nearly 17% of the shares in the public float. As of May 31, 1998, the end of its third fiscal quarter, Rexall Sundown had $99.6 million in cash and marketable securities and no long-term debt on its Balance Sheet.

"The action taken by the Board of Directors reflects our continued confidence in the Company, its future growth potential and our positive outlook regarding the long-term fundamentals of the vitamin and nutritional supplement industry," said Carl DeSantis, Chairman of the Board. "The Board believes that this repurchase program represents an attractive investment opportunity which will benefit our shareholders."

Rexall Sundown, Inc. develops, manufactures and distributes vitamins, nutritional supplements and other consumer health products. Visit the Company's website at www.rexallsundown.com.

This Press Release may contain "forward-looking statements" as such term is defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases, which represents the Company's interpretation or beliefs. These forward-looking statements, by their nature, involve substantial risks and uncertainties, certain of which may be beyond the Company's control and actual results may differ materially depending on a variety of important factors including uncertainties related to acquisitions, government regulation, managing and maintaining growth, the effect of adverse publicity, reliance on independent distributors of Rexall Showcase, competition and other factors described in the Company's filings with the Securities and Exchange Commission.

To receive additional information on Rexall Sundown, Inc., via fax at no charge, dial 1-800-PRO-INFO and enter code RXSD.